Exhibit 10.4

CENTERPOINT PROPERTIES TRUST

2003 OMNIBUS EMPLOYEE RETENTION AND INCENTIVE PLAN

RESTRICTED SHARE AGREEMENT

THIS RESTRICTED SHARE AGREEMENT (the “Agreement”) is dated as April 25, 2005 between CenterPoint Properties Trust, a Maryland real estate investment trust (the “Company”), and Donald A. King, Jr. (the “Grantee”).

                                This Agreement is made pursuant to, and is governed by, the CenterPoint Properties Trust 2003 Omnibus Employee Retention and Incentive Plan (the “2003 Plan”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.  The purpose of this Agreement is to establish a written agreement evidencing a grant of Restricted Shares made in accordance with the terms of the Plan.  In this Agreement, “Restricted Shares” means shares granted pursuant to this Agreement or other securities resulting from an adjustment under Section 1.5 and 6.2 of the 2003 Plan.

The parties agree as follows:

1.              Grant of Restricted Shares.  The Company hereby grants to the Grantee 63 Common Shares (the “Shares”) under the terms and conditions hereof.

2.              Share Price.  The share price of the Shares is $40.45.

3.              Performance Goals.  As defined below in section 5 (a).

4.              Time Goal.  Eight (8) years.

5.              Vesting.   Except as otherwise provided in the 2003 Plan or in this Agreement, the Shares shall become vested as follows:

(a)                                  Achievement of Performance Goal.  Shares granted and not previously vested or forfeited shall vest as detailed below: at the close of business on the last day of a period commencing at least two years after the date of this award and:

•                  20% of the shares — At the close of business on the last day of a period commencing at least two years after the date of this award and including 60 consecutive trading days such that the average total shareholder return for such trading days equals or exceeds 30%.

•                  20% of the shares — At the close of business on the last day of a period commencing at least two years after the date of this award and including 60 consecutive trading days such that the average total shareholder return for such trading days equals or exceeds 40%.

•                  20% of the shares — At the close of business on the last day of a period commencing at least two years after the date of this award and including 60 consecutive trading days such that the average total shareholder return for such trading days equals or exceeds 50%.

•                  20% of the shares — At the close of business on the last day of a period commencing at least two years after the date of this award and including 60 consecutive trading days such that the average total shareholder return for such trading days equals or exceeds 60%.

•                  20% of the shares — At the close of business on the last day of a period commencing at least two years after the date of this award and including 60 consecutive trading days such that the average total shareholder return for such trading days equals or exceeds 70%.

Total shareholder return means, with respect to each award, a fraction the numerator of which shall be the cumulative share price appreciation (the difference between (i) the share price of the Company’s common shares on the date of any determination thereof plus the aggregate amount of cash distributions per share for the period commencing on the date of this award and ending on the date of any such determination and (ii) the price of the Shares on the date of this award) and the denominator of which shall be the price of the Shares on the date of this award.

(b)                                 Change of Control.  Shares not previously vested or forfeited shall become fully vested upon a Change of Control as defined in the 2003 Plan.

(c)                                  Time Goal.   Shares not previously vested or forfeited shall become fully vested at the close of business on the eighth anniversary of the date of this Agreement.

6.              Rights of the Company.  This Agreement does not affect the Company’s right to take any corporate action, including its right to recapitalize, reorganize or consolidate, issue bonds, notes or stock, including preferred stock or options therefore, to dissolve or liquidate, or to sell or transfer any part of its assets or business.

7.              Taxes.  The Company may pay or withhold the amount of any tax attributable to any Shares deliverable under this Agreement or dividends payable thereon, and the Company may defer making delivery or payment until it is indemnified to its satisfaction for that tax.

8.              Compliance with Laws.  Shares can be delivered under this Agreement only in compliance with all applicable federal and state laws and regulations, including without limitation state and federal securities laws, and the rules of all stock exchanges on which the common shares are listed at any time.  Shares may not be issued under this Agreement until the Company has obtained the consent or approval of every regulatory body having jurisdiction over such matters as the Company deems advisable.  Each person or estate that acquired the right to receive shares by bequest or inheritance may be required by the Company to furnish reasonable evidence of ownership of the shares as a condition to their issuance.   In addition, the Company may require such consents and releases of taxing authorities as the Company deems advisable.

9.              Stock Legends.  Any certificate issued to evidence the Shares issued shall bear such legends and statements as the Company deems advisable to assure compliance with all federal and state laws and regulations.

10.       No Right of Employment.  Nothing in this Agreement shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate such employee at any time.

11.       Amendment of Agreement.  The Company may alter, amend, or terminate this Agreement only with the Grantee’s consent, except for adjustments expressly provided by this Agreement.

12.       Miscellaneous.  This Agreement is subject to and controlled by the 2003 Plan.  In the case of any inconsistency between this Agreement and the 2003 Plan, the terms of the 2003 Plan shall govern.  This Agreement is the final, complete, and exclusive expression of the understanding between the parties and supersedes any prior or contemporaneous agreement or representation, oral or written, between them.  Modification of this Agreement or waiver of a condition herein must be written and signed by the party to be bound.  In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from the Agreement and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect.

13.       Notices.  All notices and other communications required or permitted under this Agreement shall be written, and shall be either delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt requested, or by telex or telecopy, addressed as follows: if to the Company, to the Company’s principal office, Attention: Mr. Rockford O. Kottka, and if to the Grantee or his successor, to the address last furnished by such person to the Company.  Each such notice and communication delivered personally shall be deemed to have been given when delivered.  Each such notice and communication given by mail shall be deemed to have been given when it is deposited in the United States mail in the manner specified herein, and each such notice and communication given by telex or telecopy shall be deemed to have been given when it is so transmitted and the appropriate confirmation is received.  A party may change its address for record purposes by giving notice in accordance with the provisions of this Section 13.

IN WITNESS WHEREOF, the Grantee and the Company have executed this Agreement as of the date first written above.

CENTERPOINT PROPERTIES TRUST

By:	/s/ Rockford O. Kottka
Rockford O. Kottka

	Its:	Chief Accounting Officer

GRANTEE

/s/ Donald A. King, Jr.
Print Name: Donald A. King, Jr.